Exhibit 99.1

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

George F. Sutton

Craig-Hallum Capital Group LLC,

Research Division

Glenn Warren Primack

PEAK6 Investments, L.P.

Josh Goldberg

G2 Investment Partners Management

LLC

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

R. Scott Tilghman

B. Riley Caris, Research Division

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Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the fourth quarter and full year ended December 31, 2013. Joining us today are PFSweb’s CEO, Mr. Michael Willoughby; and the company’s CFO, Mr. Thomas Madden.

Following the remarks, we’ll open the call up for your question.

Before we go further, I’d like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly report on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, Service Equivalent Revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

I would like to remind everyone that this call will be available for replay through March 20, 2014, starting at 2:00 p.m. Eastern this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Michael Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Camille, and good morning, everyone. As you saw before the open of the market today, we issued a press release announcing our financial results for the fourth quarter and the full year ended December 31, 2013. Those of you that had been tracking with us over last year know that 2013 was a pivotal year as we refocused our operations on expanding our higher-margin service fee business and improving overall operational efficiencies.

As expected, during the fourth quarter of 2013, the continued year-over-year decline in our lower-margin product revenue segment and the transition of certain previously announced client programs weighed on our top line. However, due to robust client volumes during the holiday season and our continued focus on cost containment, we were able to generate Service Fee Equivalent Revenue and adjusted EBITDA results for both the fourth quarter and full year that were better than our previously communicated targets.

Before I comment further, I’d like to turn the call over to Tom to discuss our financial results for the fourth quarter and the full year 2013. And then following Tom’s comments, I’ll return to discuss some additional highlights and provide a business development overview and then open the call to your questions. Tom?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thanks, Mike, and good morning, everyone. As Mike indicated, I’ll spend a little time providing some additional color on the December quarter and full year 2013 results reported earlier today, as well as our outlook for 2014.

Before doing so, I do want to remind everyone, especially newcomers to PFSweb, that when we provide our discussions about our financial results, we often discuss our Service Fee Equivalent Revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross margin on our product revenue business so that both businesses can be measured on a similar service fee basis.

You can find a reconciliation of this non-GAAP measure to the GAAP measurement in our press release this morning.

On an overall basis, as Mike indicated, we experienced a strong fourth quarter, and our results were better than our previously targeted forecast for both Service Fee Equivalent Revenue and adjusted EBITDA. We are also pleased to report that our service fee gross margin and overall adjusted EBITDA increased even while our revenues were down this quarter as compared to the prior year.

Our total consolidated revenue for the fourth quarter decreased by 13% to $66.7 million compared to the same period of 2012. This was primarily due to the 24% decline in product revenue to $21.3 million related to ongoing restructuring activities by Ricoh, the last remaining product revenue client in this segment.

P&G, if you recall, was the other product revenue client that we had previously, and this client transitioned into a service fee model during the fourth quarter.

In total, our service fee revenues in the fourth quarter of 2013 decreased 3% to $34.3 million. Service Fee Equivalent Revenue for the fourth quarter decreased 6% to $35.6 million compared to the same period last year. This decrease, which was primarily due to previously announced client transitions earlier in the year, was partially offset by revenues generated from new and expanded client relationships, as well as higher seasonal client volumes.

Our service fee gross margin in the fourth quarter increased by 410 basis points to 30.3% compared to the same period year ago. This improvement was primarily due to a change in client mix, an increased level of higher-margin professional and technology services, including project activity, and improved operating efficiencies from various cost initiatives implemented throughout the year.

SG&A expenses during the fourth quarter increased 9% from the same period of 2012 to $11.8 million. This increase was primarily attributable to noncash stock compensation expense, which increased to $1.4 million in the fourth quarter 2013 as compared to $0.3 million for the same period in prior year, primarily driven by the company’s financial and share price performance.

Adjusted EBITDA in the fourth quarter of 2013 increased 3% to $3.9 million when compared to the same period of 2012, which, as described earlier, is especially noteworthy considering that Service Fee Equivalent Revenue actually declined during that period.

Excluding stock compensation expense, our non-GAAP net income in the fourth quarter of 2013 was $1 million, or $0.06 per diluted share, which was relatively consistent with the non-GAAP net income of $1 million, or $0.07 per diluted share, in the year-ago quarter.

Now turning to the balance sheet. At December 31, 2013, cash and cash equivalents totaled $22.4 million compared to $19.6 million at December 31, 2012. Total debt at December 31, 2013, was reduced by 50% to $11.1 million compared to $22.1 million at the end of 2012.

The significant decrease in debt was primarily due to the benefit from the $14 million net equity raised with transcosmos that PFSweb completed in May of 2013.

Our cash and debt balances as of December 31, 2012 and 2013 were also favorably impacted by the timing of various vendor and client reimbursement payments.

As we look towards 2014, we expect to complete our recovery from the impact of the previously announced client transitions as we further benefit — and expect to further benefit from the 2013 restructuring activities and the onset of new clients, including the U.S. Mint.

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At this time, we are reiterating our previously targeted 2014 Service Fee Equivalent Revenue to be in the range of $127 million to $133 million and adjusted EBITDA to be in the range of $12 million to $14 million for 2014.

Excluding the remaining impact of our previously announced client transitions, the 2014 Service Fee Equivalent Revenue target reflects an estimated increase in fees generated from our current and projected new clients of more than 20% versus 2013, while our product revenue segment is expected to continue to decline by approximately 20% on an annual basis.

Gross margins in our service fee business are expected to be within our targeted range of 25% to 30%. We are focused on continuing to increase our level of higher-margin service fee activity, including our agency services model and technology-related services, to help offset lower margin activities. We expect our product revenue gross margins to be approximately 6%.

SG&A, in total, is currently targeted to be relatively in line with the 2013 amount for the year, excluding the prior year restructuring-related charges, and we’re targeting to accomplish this even with the targeted higher Service Fee Equivalent Revenue levels expected to occur in 2014.

Depreciation expense, which is reflected as a component of both cost of service fees and SG&A, depending on the related asset that is being depreciated, is expected to climb to — climb approximately $2 million from 2013 to approximately $12 million for 2014. Stock compensation expense is expected to increase to approximately $3 million.

The first half of 2014 is currently expected to continue to reflect reductions in total revenues, Service Fee Equivalent Revenues and profits as compared to the same periods of the prior year until we fully anniversary the previously discussed client transitions.

Once we go live with our U.S. Mint contract activity and generate additional revenue from other new and expanded client relationships, we expect to see strong year-over-year improvement as we head into the second half of 2014 and exit towards 2015. Our long-term targets are to grow Service Fee Equivalent Revenue at a rate of 20% or more. With the leverage that we believe we can generate from our existing infrastructure and higher-margin services, we are targeting that this incremental revenue will result in an adjusted EBITDA contribution in the mid- to high-teens range as a percent of this incremental service fee revenue.

If successful, this would allow us to steadily improve our adjusted EBITDA performance as a percent of Service Fee Equivalent Revenue from a level of approximately 9% in 2013 to a range of 12% to 14% as we look to the future.

One other item to note is our product revenue activity. As we have indicated, we now have one remaining contract that is reported in this manner. We understand the ongoing complexities that this contract has on our overall financial performance, and we currently intend to begin working with our client later this year to evaluate possible modifications to the contract to redesign it into a service fee contract model.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter and year, as well as an overview on business development highlights and some closing comments. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. As I mentioned in my opening remarks, 2013 was a pivotal year as we refocused our operations and continued to grow our portfolio of marquee clients. Since our last call, we were able to successfully launch 3 eCommerce programs with 2 of them being End2End. We also signed an additional 2 eCommerce programs with one of them being End2End.

We now have a total of 84 client programs live around the world, with 32 of them using our full End2End solution.

Currently, we have 6 new eCommerce programs in implementation that are scheduled to go live periodically over the next 6 to 9 months. One notable End2End solution that we launch in January is airweave, a luxury Japanese brand specializing in high-quality mattress products. This deal represents the first tangible achievement of our working relationship with transcosmos. We will continue to work closely with transcosmos to identify and develop eCommerce opportunities, both here in the United States and in the Asian markets, to help brands take advantage of the eCommerce growth in global markets.

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With regard to new business opportunities in the Asian markets, we are on target to complete our initial technology deployment and operational integration with the transcosmos partner network in 2014. While we’re completing the technical and operational preparations, we will continue to work with current and prospective clients to identify candidates for this solution beginning in China.

Just last month, we also signed a new eCommerce services contract with an online fashion retailer of designer merchandise. This contract will include 2 eCommerce programs providing order fulfillment services in the U.S. and in Europe. Once these programs go live later this summer, we expect to formally announce the relationship.

In addition to new client wins, we also continue to help our existing customer base grow as new brands are introduced. In fact, we signed a ninth brand from one of our most well-known relationships with a major health and beauty manufacturer. Very similar to their sister brands, we will be providing a custom eCommerce solution, complete with order management, financial services, customer care and order fulfillment.

We also launched the Western European expansion of an already existing End2End program for one of our large CPG clients. You may remember in December, we announced the signing and launch of a new U.S. End2End program for DELSEY, a French maker of high-end luggage. We previously referred to this relationship in our second quarter 2013 earnings call and we look forward to helping them expand their End2End program into Europe, which is scheduled to go live later this year.

Clearly, we’re also very excited to be working on the project to re-platform the current United States Mint program to our End2End solution.

We have recently completed the discovery and design portion of the deployment phase of the project, and we’re now moving into the build phase with an expected launch in the third quarter of 2014. As a reminder, our 10-year contract with the United States Mint consists of a 1-year development project that we are currently in the middle of, plus a 5-year initial support period, followed by a series of 4 1-year optional extensions. Many of you may remember this was a very large client of ours from the past that generated approximately $17 million to $20 million of service fee revenue per year. Program activity levels will start out somewhat lower than they were 5 years ago. However, since we’re providing a much broader range of services under this contract, we expect the United States Mint to initially contribute service fee revenue in a similar range as before of approximately $17 million to $20 million annually once the program is implemented later this year.

In addition to recent client wins, our new business pipeline remains healthy and includes increased opportunities in the European and Canadian markets.

Speaking of the Canadian market, before going further, I’d like to share a holiday success story from our first fully operational omni-channel client. As you may recall, last quarter, we announced the expansion of our relationship with Roots of Canada to include PFSweb’s iCommerce omni-channel solution. This expanded solution leverages the full range of our iCommerce technology ecosystem, including PFSweb’s iCommerce product content management powered by Riversand, an endless aisle application, the Shopatron distributed order management platform and our iCommerce Agent application for in-store customer service. This new solution delivered a significant financial and operational benefit to our client during the Black Friday through Cyber Monday holiday period. And while their promotional strategy was similar to the 2012 holiday, they experienced a significant lift in several key categories this last year, including a 160% increase in overall online sales; an 83% increase in conversion rate; and a 59% increase in the number of average items included on an order.

That last statistic really illustrates the power of an endless aisle strategy, where increased product selection can generate incremental sales. And we’re very excited to have been part of Roots of Canada’s holiday 2013 success story, and we look forward to their continued expansion within this program.

With the successful rollout of our first omni-channel client complete, we will now seek to onboard additional and prospective clients into this program throughout 2014. By leveraging our omni-channel capabilities, our multichannel clients can offer their customers new delivery options and service levels, including in-store pickup and courier delivery, as they seek to compete with delivery options promised by Amazon and other large online retailers. I believe they can also use the same omni-channel tools to maximize the results of their holiday strategy and minimize the risks from a somewhat fragile holiday delivery network, which, as many of you may of heard or experienced, was definitely strained across the U.S. during the last holiday season.

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Now before wrapping up our prepared comments, I’d like to share with you my view of our changing competitive landscape and related opportunities as we move through 2014. We find ourselves in a rapidly changing global competitive landscape with some new competitors moving into our space, traditional competitors changing their competitive behavior and an ongoing consolidation among eCommerce service providers. We also continue to see third-party logistics competitors and digital agencies adding certain eCommerce technology services and then positioning themselves against us in North America and Europe.

One result of these changes in our industry is a shift in client attitude to include a more critical evaluation of the benefits and perceived risks of the End2End model compared with an a la carte model. We believe this changing attitude creates a distinct opportunity for us and plays directly to our strengths. We continue to have the ability to provide a best-of-breed End2End eCommerce solution to our clients, and we believe this is our highest value proposition. And our stability and client referenceability helps us counter fears of putting all your eggs in one basket with a single provider.

However, we also have the ability to adjust within our sales cycle to provide client prospects with an a la carte choice by engaging with us as a leading digital agency, technology service provider or a world-class business process outsourcer. Engaging as a single-point provider is critical in situations where a client wants to split up their eCommerce services among several different providers. We believe our ability to compete effectively with End2End providers and simultaneously compete with point providers is a critical differentiator for us and will help us capitalize on the changes in buying behavior within our industry.

Another result of the changes in our competitive landscape is a sharp increase in demand in the European eCommerce market. We believe the increasing maturity of the European eCommerce market, coupled with the challenges faced by certain of our European competitors, creates an opportunity for us to quickly become the dominant eCommerce provider in Europe.

We are expanding our sales and marketing efforts in response to this opportunity in Europe, which we believe will lead to a significant increase in the number of new clients signed in Europe.

Finally, we continue to see both challenge and opportunity in the all-important holiday selling season. For eCommerce retailers in general, this last holiday was once again characterized by a further concentration of promotion activities and order volumes during the 5-day time period from Thanksgiving to Cyber Monday. In a few cases, our clients blew away their forecast during that time period by well over 200%. The weather events of December also created additional challenges for all eCommerce retailers and service providers, especially transportation providers.

I believe one way for multichannel retailers to cope with holiday challenges such as Cyber Monday and unexpected weather events is to leverage their stores in the eCommerce experience. Our proven iCommerce omni-channel solution is the perfect tool for retailers who wish to seamlessly integrate their stores into the eCommerce experience. And I believe iCommerce omni-channel is a huge differentiator for us in a rapidly changing competitive landscape.

Now at this time, Tom and I would like to open up the call for a question-and-answer session. Camille?

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Question and Answer

Operator

[Operator Instructions] Our first question is from the line of George Sutton with Craig-Hallum.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Guys, given the somewhat disappointing Q4 eCommerce season, your results are even more impressive. And I’m wondering if that was driven — when I look at that outperformance, was it driven by a handful of clients? Or was it a more broad-based improvement from your perspective?

Michael C. Willoughby

Chief Executive Officer and Director

George, this is Mike. I think that we saw a eCommerce selling season that, similar to 2012, was kind of up across the board. And I think over the entire holiday season, more or less in line with our expectations, the industry was expecting somewhere between a 12% and 15% kind of increase year-over-year, and I think across the entire holiday season, that was in the range of what we saw. What was interesting was, as I mentioned, we had a couple of clients that were way above forecast and way above that kind of increase in sales, and that certainly helped us and also created some operational challenges that we had to work really hard to respond to that opportunity. But the other thing that we noticed, and I’m sure all online retailers are noticing, is the concentration of volume within that 5-day period from Thanksgiving through Cyber Monday. So while the averages across the entire holiday period, almost a month in length, may have been kind of within expectations, a lot of that volume was happening during that short period of time between Thanksgiving and Cyber Monday. So we’re really sort of stacking up all of that volume within a concentrated period. And you saw some competitors struggling and some transportation providers struggling. It really causes everybody to need to be creative about how to deal with that concentrated activity.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Now as I look at your guidance range for this year, is it primarily the timing of implementations and then the volume from the current and those then-implemented clients? That’s really where we get to the low versus the high end of your guidance?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

That’s correct. As I discussed in my comments, the first part of the year, until we really start ramping up with especially the U.S. Mint but some of these other new client opportunities that Mike talked about as well, you’re going to see a little bit difficult comparison on a year-over-year basis for the first couple of quarters until we fully anniversary the timing of the remaining client transitions that occurred during the first couple of quarters of last year. So — but once we get through that and then we are able to go live with the U.S. Mint contract and some of these other opportunities and continue to see the spike in the holiday season in fourth quarter next year, you’ll see a strong weighting towards the second half of this year. And we feel like it really positions us well, especially if we look out into 2015. The U.S. Mint contract is a little bit unique from other online retailers in the fact that it’s got a more steady stream of activity throughout the year as opposed to a large spike at the end of the year. So that will be a nice balance for us as we bring that client on board.

Michael C. Willoughby

Chief Executive Officer and Director

The other thing that you might consider within that sort of guidance range, we have every year factored in project revenue into our guidance. This year, as we look at doing more and more kind of project-oriented engagements, where we’re acting as system integrator, potentially building a website and then contracting separately for some of the other services, we might see a higher percentage of projects coming in. And those projects can have a shorter sales cycle. So as we go throughout the year, we’d expect to kind of refine the guidance based on the actual projects that are coming in.

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The other thing is, I mentioned the increase in demand in Europe. Similarly there, we’re seeing some project opportunities that may have a somewhat shorter sales cycle and so we left ourselves a little bit bigger range to work within and we’ll refine as we go throughout the year based on those 2 things.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Got you. Just last for me, relative to Europe because I’m intrigued by your new enthusiasm there. You have built the sales and marketing growth into your guidance, but I’m assuming you haven’t built much in terms of increased potential volume from Europe given the timing. Is that fair?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

We have built a little bit of increased expense from sales and marketing efforts. The — obviously, as Mike just talked about, there are — there is some opportunities out there with some of the potential clients to do some stuff this year. Most of the activity, though, again related to the timeline that it takes from us from contract signing to go live. Most of the activity would come into play more in 2015 as opposed to this year, though we do expect some increased revenue stream coming from those new clients in 2014, especially again in the second half of the year.

Operator

Our next question is from the line of Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

First question. I was wondering if we could peel the onion a little bit on the service fee growth for the quarter and help us better understand kind of what was the same-store unit growth backing out some of the customers that you no longer have. Just trying to get a better understanding of — or feel for any gross merchandise volume growth and what the business is really growing at.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So from a same-store merchandise sales standpoint, if I take a look at the clients that operated us — with us both during the December 2012 and December 2013 quarters through our distribution platform, we would — we saw an increase in their — in our clients’ sales volumes of approximately 25% year-over-year. So good strong growth that occurred through — from our December 2013 quarter versus 2012 quarter. Now, obviously, that represents a subset of our total clients because I’m just matching again there the total clients that we had in both those periods. But it’s a good indication of the expansion efforts that took place with those clients during that time frame.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. And that was — was that gross merchandise volume? Or is that the service fee growth? Or is that one and the same?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

That was their client volumes, so their merchandise sales.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then if you look at revenue growth from 2012 to 2013, backing out the customers that are no longer with you but including the new customers that you brought in during the year, what was the growth rate there?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

For the quarter?

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Quarter or the year, whatever you have.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes, let me — hold on a second. So as I take a look at last year’s numbers for Q4 and we’ve talked about the 2 primary clients that were going through a transition process with us, last year versus this year, we saw a decrease in the revenue applicable to those clients in the fourth quarter of a little over $8 million. So if you take the $38 million of Service Fee Equivalent Revenue last year, take out the $8 million, and we performed at around $35 million this year, a little bit better. You see the growth of high teens to nearly 20%.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. And do you have that — happen to have that number for the full year?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

I don’t have that currently for the full year. I can follow up with you later.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

That would be great. And then I know historically, you guys have — while we’re still on the same-store sales stuff, so if we look at the 7 — if we look at the guidance for this year, $127 million to $133 million for Service Fee Equivalent Revenue, I think that calls for roughly, what, 7% to 12% growth. Could you kind of help us better get a feel for kind of the mix between new customer additions, existing customers’ gross merchandise volume and then the delta. I know you said you still have some impact. Maybe what that impact — what the remaining revenue impact is from the customers that have left so we can better understand kind of what’s — how to kind of get to a good number for the full year.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So as we take a look at, first of all, our 2013 performance, our Service Fee Equivalent Revenue was a little — about $118.7 million. Included in that number as — includes about $13 million or so of service fee revenue from the impact of these transitioning clients. So on a adjusted basis, we probably got a number closer to about $105 million without those clients in 2013. And so our forecasted growth of $127 million to $133 million, as I indicated in my comments earlier, represents a 20% plus growth off of that modified base. That 20% growth is going to be a combination of both expansion of existing client relationships, as well as new clients. Again, we — the U.S. Mint is a large contract opportunity, but we’ll only have it for a little bit more than a quarter in 2014. So we’ll see some positive impact this year, more positive impact in 2015 applicable [ph] from that client. And then the rest of it is a combination of existing client expansion and new client activity.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great, that’s extremely helpful. And then Mike, one for you, shifting over, I know, historically, you guys have kind of talked to a pipeline number. It didn’t really move around a whole lot. I don’t — I didn’t see any commentary regarding the pipeline. Can you talk a little bit about what you’re seeing in terms of new business opportunities, RFP activities, maybe that pipeline number if it still exists?

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Michael C. Willoughby

Chief Executive Officer and Director

Yes, sure. It’s a similar range, just what we have been talking about pretty consistently, which is one of the reasons that we decided to not continue to put it in writing. It’s over $45 million in value based on average annual contract value from client forecasts, so a very similar number. If you look at the composition of the pipeline right now, apparel and accessories continues to be the #1 vertical for us with about 40% of our pipeline represented by apparel or accessory brands retailers. CPG is really the solid #2 now. We’re seeing quite a lot of opportunities with CPG manufacturers in the pipeline, which, of course, we are real — very bullish about the CPG vertical. I think we have great differentiator and great opportunities there. And then health and beauty is right there as a #3 player in the pipeline. One interesting thing that would be different than what we would’ve been talking about 12 to 18 months ago was the number of leads in our pipeline that have an international component to them. So 45% of the leads in our pipeline right now are opportunities that are either for Europe or involve multiple geographies. So it’s an — they’re international opportunities, which, once again, sort of goes back to the increased demand we’re seeing in Europe and also, I think, speaks to the program expansion opportunities we have with current clients who are wanting us to support them, not only in North America or Europe, but in other geographies. So that’s a very exciting development for us.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

In terms of Europe, I know there’s at least one fairly large operator over there who recently either shut down or went bankrupt. And I’ve done a little bit of research and understand that the European market on the eCommerce is very fragmented, in particular just given all the different geographies. Can you talk — I mean, do you feel like you have a good competitive advantage to be able to scale over there and really be able to not only generate a lot of revenue but, hopefully, profitability?

Michael C. Willoughby

Chief Executive Officer and Director

I do. We, as you probably know, spent the better part of a decade preparing for the marketplace, supporting clients, some B2B clients and some retailers in the marketplace and have really developed a very solid offering in Europe that responds to the fact that it is a fragmented marketplace where you’ve got 3 major economies that you have to target individually: the U.K., France and Germany. And then the rest of Western Europe still needs a fully localized solution for their individual languages and cultures. And so we have a solution that meets up with those needs and expectations, and we have clients that we’ve deployed where we can point to success stories and have the referenceability that helps a prospective client see that we can both support them effectively and help them to be profitable and also create a profitable engagement for us. You do have to target each individual country separately. But we do believe, based on our track record, that you can do that from a single platform with a single centralized distribution location and drive economies of scale at the same time that you provide a differentiated customer experience. And we think that our location, particularly in the Benelux countries, is the place to be to support all 3 of those major markets. One of the things that we’re the doing, as I mentioned in my comments, is making some incremental investments in sales and marketing activities and that has to do with having an appropriate presence in each of those major eCommerce markets so that the business development activities are done in a native language with an engagement that’s appropriate for the market but then stressing the centralized operation and the economies of scale that we can drive. So we’re very excited about the ability to leverage our capabilities and increase the number of wins over there and do it profitably.

Operator

Our next question is from the line of Scott Tilghman with B. Riley.

R. Scott Tilghman

B. Riley Caris, Research Division

I’ve got 3 questions for you, really, and the first I’ll start with is really a follow-on to the last discussion centered around Europe. You have the partnership with transcosmos, which largely is Asia focused. Are there opportunities within Europe or in other geographies to enter into similar partnerships, whether or not they’re equity doesn’t matter, but to help you get some of the penetration that you would like to have in other geographies?

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Michael C. Willoughby

Chief Executive Officer and Director

I think there are opportunities, Scott, particularly when you start looking at Central and Eastern Europe. I mentioned how beneficial our current location is to support clients in all of Western Europe. When you start talking about consumers that may be in Poland or Russia or any of the Eastern European countries, the Benelux location isn’t necessarily as advantageous for providing transportation service levels like we do with the 3 major economies I mentioned. So a 3PL partnership could be a potential way to provide a service level without having to invest capital ourselves into distribution facilities in that area. The other thing that we continue to look at is low-cost labor opportunities, particularly in Eastern Europe, for customer care. We would probably look at deploying our own people and facilities for customer care. But before we made a decision to deploy capital for our customer care operation in Eastern Europe, we would certainly look at whether a partnership could also provide that capability similar to what transcosmos is doing for us in China. So those are 2 obvious areas. Obviously, our technology ecosystem is very partner driven. And you see a rich landscape within that ecosystem of partners specific to Europe, such as payment processing and various marketing services partnerships. And we would certainly continue to invest in partnerships in the technology area as we have in the past.

R. Scott Tilghman

B. Riley Caris, Research Division

Great. Second thing, you actually anticipated one of my questions around that competitive landscape. But I’m curious about it from the customer standpoint. Obviously, we’ve had Amazon, Manhattan Associates, others try to take advantage of the push towards the omni-channel experience. And historically, customers, your clients, have added on, bolted on some third-party programs to enable them to move in that direction. Clearly, it’s becoming much more important to their process today than it was even just a few years ago. Are you getting any pushback from customers that want to bring everything in-house rather than use third-party providers?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think that there’s a constant set of trends in our market that, to an extent, move back and forth. There’s kind of a pendulum that swings back and forth within our industry around outsourcing versus insourcing. I think one of the constants for me is that insourcing is a difficult approach unless you are at full scale where the investments that you’re making in an internal solution can be balanced by a fairly high gross merchandise value being generated through the solution. And for us, for most of our clients, that threshold is probably $150 million a year in sales or more before you could even start to see an effective ROIs fee [ph] on a completely insourced solution. I mentioned in my comments there’s a bit of a changing attitude in our industry right now where clients are at least evaluating, engaging with multiple providers versus going straight to a single provider for a complete solution, and that’s partially based on some of the challenges some of our competitors have had, particularly in Europe, delivering an End2End solution. But the offsetting value proposition, if you are a really good End2End provider across all of the components of the solution, there are just incredible advantages because you’re delivering a complete technology stack that’s fully integrated. And the omni-channel example that you used, Scott, is a really good one because to really provide a top-notch omni-channel solution, you have to have that technology fully integrated with the eCommerce technology. It’s provides a user experience. It has to go all the way through the order management stack in order to split lines appropriately and direct them to stores or third-party logistics locations. And the stores themselves have to have technology in order to be able to process the order effectively. And in my opinion, bolt-on solutions had a difficult time delivering the same value as a fully certified, fully integrated in-production technology solution like what we’re able to provide to our clients kind of on an on-demand basis. So I still think the value proposition is there. We feel like we’re prepared to move with the market because of our ability to provide both an a la carte and a complete solution and give the clients choice. And while we’re engaging with them in the sales cycle, if they kind of prefer an a la carte solution, we can still present the complete value proposition of our End2End, and I think we’ll have — continue to have successes kind of upselling clients from a la carte to End2End as we’re engaged with them.

R. Scott Tilghman

B. Riley Caris, Research Division

That’s helpful. I have one other question for you, really focused on customer loyalty. Obviously, there are a range of essentially what are virtual marketplaces out there drawing upon the same customer demographic and same customer traffic. In your case, you have a lot of clients that are relatively siloed. Are there any opportunities, as that number of clients continues to grow, to create some sort of customized, and I’ll use the term loyalty program, it might not be the best, but some sort of customized program that will encourage cross-shopping across the different clients with which you work?

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Michael C. Willoughby

Chief Executive Officer and Director

Well, we’ve — it’s an interesting question. And we’ve, over time, had discussions with our clients about such a program. I think that there’s been some interest in some sort of cooperative program that leverages freight savings like you see with ShopRunner, for instance, or Amazon’s own Amazon Prime offering. I think there probably are some third-party offerings that are becoming more viable to kind of help with that, and transportation providers themselves may be in a position to help with that as well as they kind of deal with the challenges of their own industry. What we are seeing for sure is clients that have multiple brands within their own portfolio looking at opportunities to cross-promote, cross-merchandise and create cross-brand selling opportunities. And you saw that within a couple of our client relationships, even over the past year in the holiday selling season, where our L’Oreal relationship, for instance, was doing a good job of cross-promoting between brands. And you might have seen Lancome product, for instance, on a Clarisonic order or vice versa. We are excited about those opportunities to think that our solution really helps multi-brand manufacturers and retailers at least leverage cross-selling and cross-promotion within their own brands. But I guess the bottom line is, we see most of our clients who are brands and brand manufacturers shying away at this point from any kind of joint selling activity with unrelated brands.

Operator

Your next question is from the line of Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

Just a couple of quick questions. Not much commentary on TJ Maxx. Maybe you can give us a sense on how that worked over the holiday season. And in terms of the U.S. Mint opportunity, as you’ve gotten a little bit closer to the implementation or the start of the site, could you just give us more color on the timing, what time they’re going to actually launch with you and just some rough sketch in terms of revenue expectations just from that contract for this year? Obviously, it’s going to be much more important for you in ’15, but at least, that way, no one gets too far ahead in terms of expectations on the U.S. Mint for this year as well.

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I’ll take the last question first. So on the timing of U.S. Mint, as we indicated, we expect it to go live in the third quarter of this year, currently expect it towards the back end of Q3. So we would expect to see a full Q4 contribution from the U.S. Mint. We indicated in our comments that we expect the range of service fees on an annual basis from that contract to be in the range of $17 million to $20 million. There is a not a lot of seasonality with that account, so you could reasonably divide the number by 4 and have a rough estimate of the impact in a given quarter, a benefit in a given quarter. Since that program is an active, mature program today, we would expect, as it goes live, for it to ramp up immediately to full activity level, and we wouldn’t expect a significant drop-off at all from what the current levels are. In fact, the U.S. Mint over time would like to see the program grow from its current levels. And one of the reasons that they have outsourced to us the complete program is to leverage the capabilities of the platform just to begin to grow the business. So hopefully, over time, we’d expect to see upside potential from the $17 million to $20 million. But I think for the last quarter of this year and all of ’15, the right approach is to take that range and use that in estimates. And as far as the TJ Maxx is concerned, the best thing I can do is refer you to the comments that they’ve made publicly. In the last earnings release, they said they were very pleased with the rollout of the program and with the way that it has ramped up. We had indicated last year that they were taking a very conservative approach and really wanting to make no mistakes as they rolled the program out. So it’s been a relatively slow ramp-up, I think, compared to what I believe their potential would be. That being said, they were very pleased with the volumes that went through the solution in the holiday. They did experience some very interesting holiday spikes based on their promotion activities they did. Towards the end of Q4, right as the holiday was starting to ramp up in mid-November, I think, is when they first started to do television commercials where they at least put the URL in the TV commercial at the end, it said www.tjmaxx.com shop online. And so the market responded to that. Maxxinistas started to go to the site a little bit more than they had before. I still expect that they will take a conservative approach to ramping this up, add product lines over time. And we still don’t have timing on when they would add Marshalls and HomeGoods to the portfolio, even though we’re contracted to support those additional 2 brands. Hopefully, we’ll hear more from them as the year progresses and be able to kind of refine that. But for this year, we have them in our estimates with a relatively slow ramp as we go throughout the year. But they were very pleased with the operation and it’s certainly, based on their comments, exceeded their expectations.

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Josh Goldberg

G2 Investment Partners Management LLC

Okay, great. Two other quick questions. One is, you identified that in Q4 of ’12, absent these customers that left you, your service fee equivalent was about $30 million compared to the $35.6 million that you’ve done now in Q4 of this year. Is it possible for you to tell us sort of in aggregate, in 2013 — I think you said it was roughly about $15-or-so million of revenue in ’13. How much EBITDA do you think these canceled or removed customers contributed in EBITDA in ’13? Just so we can get a sense of, “Okay, you’re growing your service fee equivalent about 20% now. How much is your EBITDA really growing underneath that 20%?” Because you’re guiding to a nice growth in EBITDA right now. My sense is that your EBITDA growth will be even more substantial when you anniversary these clients that have gone away.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes, so we’ve historically, hopefully you can understand the reasons, not provided adjusted EBITDA contributions on a client-by-client basis. So I can’t really provide that information for you. We talk in general about our overall gross margin range on our clients being in the 25% to 30% range. I’m not — that’s kind of an overall number. So for purposes of an evaluation, that’s probably the best number to use.

Josh Goldberg

G2 Investment Partners Management LLC

Did you say 25% to 30% adjusted EBITDA?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

No, gross margin.

Josh Goldberg

G2 Investment Partners Management LLC

Oh, gross margin, okay. And the adjusted EBITDA is more like 15%?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Again, we don’t comment on adjusted EBITDA. We just comment on the margin range that we generally target for our clients.

Josh Goldberg

G2 Investment Partners Management LLC

Okay. Last one for me then. If you would continue at that — at this level of the 18% or so service revenue growth in Q4 of 2013 versus ’12, if that continues to Q4 of 2014, that implies roughly around a $42.5 million service fee revenue number. And that doesn’t even include the U.S. Mint, which, I think, you said should be fully operational. Am I missing anything? Or do you think that kind of as we stand here a year from now, we would look at your company, at least in the fourth quarter, showing above 20% service revenue growth — service fee revenue growth of, obviously, more than 20% on the EBITDA growth as well?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

So again, for the — I’m just going to comment on the full year, not on the quarterly numbers. So our guidance for the year is that if you exclude the impact of those remaining transitioning clients that we had in 2013, our expected Service Fee Equivalent Revenue growth for 2014 is 20% or more with a strong ramp-up, especially the second half of the year. So as we continue to expand existing clients and other new clients and the U.S. Mint, you will see — or we expect to see a strong exit run rate for both, stronger for Q3 and then especially for Q4 as the U.S. Mint is in there for the full quarter. And we feel like this sets us up very well as we look into 2015 as well because you’ll have a full year of U.S. Mint plus, hopefully, continued expansion with both our new and existing client activities.

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Josh Goldberg

G2 Investment Partners Management LLC

Okay. And fair to say that the U.S. Mint contract, without going into much details, is not that dissimilar in terms of gross margin and adjusted EBITDA from the rest of your clients?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Again, I’m not going to comment specifically on individual clients and their gross margin and/or adjusted EBITDA contributions. I’ll just point again to our general comments that we generally try to target our gross margin to be in the 25% to 30% range.

Operator

[Operator Instructions] Our next question is from the line of Glenn Primack with PEAK6.

Glenn Warren Primack

PEAK6 Investments, L.P.

It seems like you’re setting yourself up for a strong 2015. I agree with that, especially the visibility on the service revenue. Is there an opportunity to expand the margins as well as you look into ’15?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

As we take a look in the comments earlier, as we — from an adjusted EBITDA standpoint, we’re hopeful that as we continue to grow the business, we’ll be able to leverage off the existing infrastructure and improve our adjusted EBITDA as a percent of service fee equivalent as we grow. In 2013, that number was 9% of the Service Fee Equivalent Revenue. As we look at — for the next few years out and we’re, hopefully, able to add this incremental margin revenue at that 25% to 30% gross margin contribution and high — mid- to high-teens incremental adjusted EBITDA contribution from overall new client activity. We would hope that we can inch that up to a 12% to 14% range over a period of time. Whether it’s going to happen, I would categorize that as more of a 3- to 4-year type horizon to try to accomplish those objectives.

Glenn Warren Primack

PEAK6 Investments, L.P.

Sure. So there’s still — there’s decent operating leverage within the model as you look forward.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

That’s exactly right.

Glenn Warren Primack

PEAK6 Investments, L.P.

Okay. And then on the airweave contract, I’ve seen their products on Amazon. Is there an advantage for them just going through you in terms of net profit dollars versus using Amazon as a form of distribution or it’s just — this is just another channel for them?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think that it is another channel for them. Selling direct, especially with the price point of that product, I think, has significant advantages for the retailer versus paying a commission to a retailer to represent the product. And Amazon’s got 2 different models: one is a model where they’re the retailer and seller of record and one where they facilitate the sale from the third party. Either way, the commissions can be quite high and when you have a big price point — high big-ticket item like the airweave product, that can be pretty onerous. So I do think there’s an economic advantage. On the other hand, you’ve got to make the sales and marketing investments to drive brand recognition and build brand equity in the market. And I think that’s — certainly, the challenge for airweave is, as they roll out this product within the U.S. and have the sponsorships that they wind up in, et cetera, they do have to make the marketing investments to create brand awareness here in the U.S., which is what they’re currently doing.

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Glenn Warren Primack

PEAK6 Investments, L.P.

And do you help them out with that as well or they’re on their own on doing that part? Because it is a pretty slick product.

Michael C. Willoughby

Chief Executive Officer and Director

It is a slick product and it is an End2End product, including all of our marketing services. So as they start to ramp up that awareness campaign, we’re there to help them with the search engine marketing and search engine optimization, and obviously, email marketing and all of the marketing services that kind of go behind building that brand awareness. So they’re fully leveraging our solution for that.

Glenn Warren Primack

PEAK6 Investments, L.P.

Okay. And then when you negotiate new programs, is there — does it differ between how much cash you need up front to start building out a solution set? Or do you get some help on — from the customer in terms of working capital usage and cash that you need?

Michael C. Willoughby

Chief Executive Officer and Director

So I’ll answer the question about the scope first, and I’ll let Tom answer the question about how we finance start-up. Scope, it can be wildly different between different website deployments. Some website builds like an airweave, which are fairly standard, somewhat out-of-the-box type deployments, can be much less expensive than a completely customized solution like the [indiscernible] for the U.S. Mint. But the scope, to begin with, there’s a lot of variation to that. And then as far as how we fund it, I’ll let Tom answer that question.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So generally, we look to our clients to fund the majority, if not all, of that start-up activity that’s necessary. There’s really generally 2 components. Sometimes the client will require new physical infrastructure either a DC or call center, that type of activity. And the cost of that is often baked into our transactional rates with the client that we would earn over the period of — over the life of the contract. On the other hand, there’s also some waiver costs also on the front end of a contract as we implement and integrate the solution, and most of that cost is covered through start-up fees that we charge our clients on the front end. So generally, we try to cover as much as we can on the start-up activity as possible.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Camille. I’d like to thank everyone that attended the call today, as well as our employees for their hard work in delivering the highest levels of service and value for our world-class clients during this last holiday season. I think it goes without saying that Tom and I are very excited about the positive developments in our business, and we’re fully committed to creating shareholder value as we continue to take our model forward. And we look forward to seeing many of you at the upcoming conferences that we’ll attend. Thank you.

OperatorLadies and gentlemen, this does conclude today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.

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